Exhibit (e)(2)

EXHIBIT A

Bitwise Web3 ETF

Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF

Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF

Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF

Bitwise Bitcoin Standard Corporations ETF

Bitwise COIN Income Option Strategy ETF

Bitwise MARA Income Option Strategy ETF

Bitwise MSTR Income Option Strategy ETF